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                                                                    EXHIBIT 99.1


NEWS NATIONAL CONVENIENCE STORES
          INCORPORATED

                 100 WAUGH DRIVE
                 HOUSTON, TEXAS   77007

                                     CONTACT:      BRIAN FONTANA
                                                   CHIEF FINANCIAL OFFICER
                                                   (713) 863-2434
                                                   NCS #273
FOR IMMEDIATE RELEASE

             NATIONAL CONVENIENCE STORES ANNOUNCES UNSOLICITED CASH
                  PROPOSAL AND OPPOSITION SLATES OF DIRECTORS

    HOUSTON, TEXAS - -    August 14, 1995 - - National Convenience Stores
Incorporated (NYSE:NCS) confirmed that it recently received an unsolicited cash acquisition proposal at $17.00 per share from The Circle K Corporation. The Board of Directors is in the process of evaluating the proposal and has engaged Merrill Lynch & Co. to undertake an in depth evaluation of the proposal for the Company.

    In addition, the Company announced that, as required by the advanced notice requirements of its bylaws, the Company had received on Friday, August 11, 1995, two sets of nominees for directors at the Company's 1995 annual meeting. Bedford Falls Investors, L.P. submitted the names of four nominees in order to preserve that firm's right to run an opposition slate of directors at the 1995 annual meeting. Circle K submitted a more comprehensive proposal. Circle K seeks to amend the Company's bylaws to increase the number of directors from eight to seventeen, to repeal any bylaw amendment adopted since January 1, 1994, and to elect nine Circle K officers, directors or affiliates as directors of the Company at the 1995 annual meeting. The Company's bylaws provide that any change in the number of directors constituting the Board of Directors must be approved by 75% of the shares entitled to vote at a meeting of stockholders.

    The Board of Directors intends to fix the date for the Company's 1995 annual meeting later this year once it determines the most appropriate date in view of emerging developments.

    National Convenience Stores Incorporated employs approximately 4,800 people in Texas and is the leading convenience store operator in the geographic area known as the "Texas Triangle" which encompasses Houston, Dallas/Fort Worth and San Antonio.

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